Exhibit 2.2.1

RELEASE OF CLAIMS

(Specified Individuals)

This Release of Claims (“Release”) is given by SYNOPSYS, INC., a Delaware corporation (“Synopsys”), and NASSDA CORPORATION, a Delaware corporation (“Nassda”), in favor of [Walter Chan, An-Chang Deng, Iouri Feinberg, Andrei Tcherniaev, Jeh-Fu Tuan and Sang S. Wang](1) (collectively referred to as the “Specified Individuals”).

Recitals

WHEREAS, Synopsys, on the one hand, and the Specified Individuals, on the other hand, have entered into an Agreement to Settle Litigation dated as of November 30, 2004 (the “Settlement Agreement”), the terms and provisions of which are incorporated by reference herein; and

WHEREAS, as part of the Settlement Agreement, Synopsys has agreed to execute and deliver, and has agreed to cause Nassda to execute and deliver, a release in favor of the Specified Individuals.

NOW, THEREFORE, in consideration of the mutual promises set forth in the Settlement Agreement and for other good and valuable consideration, Synopsys and Nassda hereby agree as follows:

Release

1.             Capitalized Terms.  Certain capitalized terms used but not otherwise defined in this Release have the meanings assigned to them in the Settlement Agreement.

2.             Release by Synopsys of Specified Individuals.  Synopsys, on its own behalf and on behalf of its subsidiaries, hereby releases and forever discharges each of the Specified Individuals and each of the Specified Individual’s predecessors, successors, executors, administrators, heirs and estate from any claims or causes of action which Synopsys now has or may hereafter have against the Specified Individuals, or any of them, or any of their respective predecessors, successors, executors, administrators, heirs or estate, by reason of any matter, act, transaction or occurrence before the Closing, with the exception of:  (a) any claim or cause of action arising out of or relating to any of the following agreements and other documents or the transactions contemplated thereby: the Agreement of Merger among Synopsys, a wholly-owned subsidiary of Synopsys and Nassda dated as of November 30, 2004; the Settlement Agreement; the Voting Agreements executed by the Specified Individuals in favor of Synopsys and the Proxies related thereto; the Stipulation to Stay Action and Tolling Agreement entered into by Synopsys, Nassda and the Specified Individuals; the Intellectual Property Assignment Agreements executed by the Specified Individuals in favor of Nassda; the Relinquishment Agreements executed by the Specified Individuals in favor of Synopsys and Nassda; the Noncompetition Agreements entered into by Synopsys, Nassda and the Specified Individuals; the Consulting Agreements entered into by Synopsys, Nassda and the Specified Individuals; the

(1)   This Release shall be provided to each Specified Individual that delivers all closing deliverables required under the Settlement Agreement.

Cooperation and Support Agreements entered into by Synopsys, Nassda and the Specified Individuals; and any other document executed or delivered by any of the Specified Individuals pursuant to the aforementioned agreements and other documents (the documents referred to in this clause “(i)” being hereinafter referred to as the “Settlement Documents”); and (b) any claim or cause of action arising out of or relating to any material inaccuracy in or breach of any of the representations, warranties, covenants or obligations of the Specified Individuals as set forth in the Settlement Documents.

3.             Release by Nassda of Specified Individuals.  Nassda, on its own behalf and on behalf of its subsidiaries, hereby releases and forever discharges each of the Specified Individuals and each of the Specified Individual’s predecessors, successors, executors, administrators, heirs and estate from any claims or causes of action which Nassda now has or may hereafter have against the Specified Individuals, or any of them, or any of their respective predecessors, successors, executors, administrators, heirs or estate, by reason of any matter, act, transaction or occurrence before the Closing, including any obligation, express or implied, to reimburse North for any attorneys’ fees or costs advanced to such Specified Individual for the purpose of reimbursing such Specified Individual for attorneys’ fees or costs incurred with respect to the State Court Action, or otherwise expended by North on behalf of any Specified Individual with respect to the State Court Action, with the exception of:  (a) any claim or cause of action arising out of or relating to (i) any of the Settlement Documents or (ii) any transaction or action effected pursuant to or contemplated by any of the Settlement Documents; (b) any claim or cause of action arising out of or relating to any material inaccuracy in or breach of any of the representations, warranties, covenants or obligations of the Specified Individuals as set forth in the Settlement Documents; (c) any claim or cause of action for sexual harassment, employment discrimination or unfair labor or employment practices, or any other violation of employment laws; (d) any claim or cause of action for embezzlement, theft or conversion of money or property; (e) any claim or cause of action for misappropriation of trade secrets or other intellectual property, diversion of corporate opportunity, breach of fiduciary duty, unfair competition, fraud, misrepresentation, waste or civil conspiracy, or for any other tortious conduct; (f) any claim or cause of action for negligence or breach of contract; and (g) any claim or cause of action arising out of any violation of any contract or statute by any Specified Individual that has resulted or will result in the incurrence by North or any of North’s subsidiaries of any liability, injury, loss or damage; provided, however, that a claim or cause of action described in clause “(e),” clause “(f)” or clause “(g)” of this Section 3 shall be excluded from the scope of the release set forth in this Section 3 only to the extent such claim or cause of action (a) is unrelated to the claims asserted by Synopsys against the Specified Individuals in the State Court Action and (b) does not arise out of any facts and circumstances involved in the State Court Action that could reasonably have resulted in a claim by South against the Specified Individuals in the State Court Action that South has suffered damages or injuries.

4.             Civil Code §1542.  Each of Synopsys and Nassda (a) represents, warrants and acknowledges that it has been fully advised by its attorney of the contents of Section 1542 of the Civil Code of the State of California, and (b) hereby expressly waives the benefits thereof and any rights it may have thereunder.  Section 1542 of the Civil Code of the State of California provides as follows:

“A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.”

Each of Synopsys and Nassda also hereby waives the benefits of, and any rights it may have under, any statute or common law principle of similar effect in any jurisdiction.

5.             Authority.  Each of Synopsys and Nassda represents and warrants that it has the right and authority to execute this Release and that it has not assigned or otherwise conveyed to anyone the claims and causes of action being released under this Release.

6.             Choice of Law.  This Release shall be deemed to be made under and shall be construed in accordance with the laws of the State of California.

7.             Attorneys’ Fees and Costs.  In any action or proceeding to enforce this Release, the prevailing party shall be entitled to reasonable attorneys’ fees and costs.

8.             Severability.  Should any of the provisions set forth herein be determined to be invalid by a court, agency or other tribunal of competent jurisdiction, such determination shall not affect the enforceability of the other provisions herein.

9.             Entire Agreement.  This Release sets forth the entire understanding and agreement among the parties with respect to the subject matter hereof and supersedes any prior or contemporaneous oral and/or written agreements or representations, if any, among the parties relating to the subject matter hereof.

10.           Not to be Construed Against any Party.  Any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Release.  Neither the drafting history nor the negotiating history of this Release shall be used or referred to in connection with the construction or interpretation of this Release..

11.           No Other Releasors.  This Release shall not be construed or interpreted as a release or discharge by any person or entity other than Synopsys or Nassda or their respective subsidiaries of any claims or causes of action.

IN WITNESS WHEREOF, the undersigned have executed this Release on the date shown below.

DATED: , 2005	SYNOPSYS, INC.

[Signature]

NASSDA CORPORATION

[Signature]